Exhibit 10.41

*** PRIVATE & CONFIDENTIAL ***

March 15, 2018

Enrico Palermo

The Spaceship Company

Mojave Air & Space Port

Mojave, CA 93501

Dear Enrico,

Congratulations! In recognition of your contributions, we are very pleased to offer you the position of President for The Spaceship Company, effective March 9, 2018. Your base pay will be increased to $305,000.00 per annum. In addition, your annual bonus will be increased to 40%. Please note, any employee that receives an increase on October 1st or later, will not be eligible for the next Cost of Living Adjustment, which generally takes place at the beginning of the following year. All terms and conditions of your employment set forth in your original Offer Letter will remain unchanged.

We appreciate your accomplishments to date, and view this as an excellent opportunity for you to continue to excel and contribute to TSC’s very exciting future. We are confident you will rise to the challenge and make a significant contribution to TSC’s success.

Sincerely,

/s/ George Whitesides
George Whitesides Chief Executive Officer